Patrick Industries, Inc. Completes Acquisition of Dehco, Inc.

ELKHART, IN - April 30, 2018 - Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisition of Dehco, Inc. (“Dehco”), a distributor and manufacturer of parts and accessories primarily for the recreational vehicle (“RV”) markets as well as the manufactured housing (“MH”), marine and other industrial markets. Dehco’s primary products include flooring, kitchen and bath products, adhesives and sealants, electronics, appliances and accessories, LP tanks, and other related building materials. Dehco operates one manufacturing facility in Indiana and four distribution centers located in Indiana, Oregon, Pennsylvania and Alabama. Dehco’s full-year 2017 revenues were approximately $88 million. The total cash consideration paid was approximately $53 million. The Company expects the acquisition to be immediately accretive to net income per share.

“Dehco’s complementary product lines align with our existing RV product portfolio and provide us with an opportunity to leverage our existing manufacturing and distribution platforms and nationwide geographic footprint to further increase our RV content per unit and product offerings in the primary markets we serve,” said Todd Cleveland, Chief Executive Officer of Patrick.
“This acquisition is well-aligned with our strategic initiatives and capital allocation strategy and we look forward to working with the Dehco team to help further drive brand value,” said Andy Nemeth, President of Patrick. “Consistent with previous acquisitions, we will support Dehco with a financial and operational foundation that will allow it to capitalize on its core competencies while preserving the entrepreneurial spirit that has been so important to its success.”
Jim Schwartz, CEO of Dehco, said, “After more than 60 years in business, Tom Nagy, President of Dehco, and our exceptional team are excited and energized to join the Patrick organization, whose core values, competencies, relationships and strong focus on customer service mirror those we have worked hard to build over the last six decades.”
The acquisition of Dehco included the acquisition of accounts receivable, inventory, prepaid expenses, real estate, and machinery and equipment, and was funded under the Company’s existing credit facility. Patrick will continue to operate Dehco on a stand-alone basis under its brand name in its existing facilities.

Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, marine, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast through locations in 20 states and in China. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, specialty bath and closet building products, fiberglass and plastic helm systems and component products, wiring and wire harnesses, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, appliances, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. The Company does not undertake to publicly update or revise any forward-looking statements except as required by law. Factors that may affect the Company’s operations and prospects are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.
Contact:
Julie Ann Kotowski
Investor Relations
Patrick Industries, Inc.
574-294-7511
kotowskj@patrickind.com